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                                  Exhibit 99.1


FOR IMMEDIATE RELEASE                 Media Contact:  Lawrence Smith

                                                      Beverly National Bank
                                                      (978 ) 922-2100

                                                      Lynn Kettleson

                                                      Clarke & Company

                                                      (617) 867-2245
                                                      lkettleson@clarkeco.com


                   BEVERLY NATIONAL CORP. HOLDS ANNUAL MEETING
                        AND HIGHLIGHTS BICENTENNIAL YEAR

BEVERLY, MA (March 26, 2002) - Beverly National Corp. (OTC:BVNC), whose primary subsidiary is Beverly National Bank, today recapped the accomplishments of 2001, one of the best years in its 200-year history before shareholders at the annual meeting.

President and Chief Executive Officer Lawrence Smith told shareholders that despite an economic slowdown and a significant reduction in short-term interest rates, the Bank's assets climbed 17.5 percent to $310 million by the end of 2001.

Total deposits increased $45.1 million or 18.9 percent to $284 million by the end of 2001 as customers migrated to the Bank from larger banks as well as from national investment markets, Smith said.

"This is the value presented by a good community bank that is responsive to the needs of its customers," Smith said. "Thanks to the knowledge and expertise of all our employees, we continued to perform well during 2001."

During 2001, the Bank continued its investment in technology by introducing new Internet Banking, Internet Bill Pay, a new Web site (www.BeverlyNational.com) and a customized portal that provides customers access to news, weather and stock information.

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In fiscal 2001, the Bank reported a net income of $2.557 million. Smith said the
Bank's strong balance sheet is due to its ability to attract low-cost core deposits.

A new subsidiary, the Hannah Insurance Agency, was launched during the fourth quarter, and N. Dana Moody joined the organization as Hannah's Vice President to head the new venture. The Investment and Trust Services Department continued to achieve high client satisfaction and a 6.5 percent growth of income despite a substantial decline in stock market prices.

Shareholders re-elected three directors: Mark B. Glovsky, Partner, Glovsky & Glovsky Attorney at Law; Neiland J. Douglas, President, Morgan & Douglas Planning & Research; and Lawrence M. Smith, President and CEO, Beverly National Bank and Beverly National Corporation.

The meeting also highlighted Celebration 200, a yearlong series of events and activities to mark Beverly National Bank's 200th anniversary. As the oldest community bank in the United States, an integral part of the celebration includes community service activities that demonstrate the Bank's ongoing commitment to the local community. The Scholarship Club, an educational pilot program at the McKeown Elementary School in Beverly, and Customer Appreciation Days are among this year's initiatives.

"Community service is a key part of Celebration 200, and several employees have volunteered to participate in local events like Senior Day in the Park and the Playground Lunch Program," Smith said. "It's events such as these that allow us to demonstrate to our ongoing commitment to our community and to demonstrate to our customers and our neighbors the value that a local, independent bank can bring."

At the close of the meeting, Smith, who joined the Bank in 1957, announced that he will retire from Beverly National Bank by June of 2003. The Board of Directors has launched a search for the new president.

"Our goal is to remain a strong, independent community bank," said Neiland Douglas, director. "For that reason, we expect to attract a number of very strong candidates to fill this position.

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Meanwhile, we want to assure our customers that their Bank will continue to operate as it has been. We will continue to be a strong influence in the communities we serve."

"Larry Smith has had a long and distinguished career at Beverly National Bank. He has set high standards, not only in his banking relationships, but also by his leadership in the community."

About Beverly National Bank

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices at Cummings Center - Beverly, North Beverly, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services (including full electronic banking), financial planning, trust and investment services and business loans and services. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank's deposits are insured by FDIC in accordance with the Federal Deposit Insurance Act.

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